Filed Pursuant to Rule 424(b)(7)
Registration No. 333-121732
PROSPECTUS SUPPLEMENT NO. 3
(To Prospectus dated August 12, 2005)
CELL GENESYS, INC
$145,000,000
3.125% Convertible Senior Notes due 2011 and
the Common Stock Issuable Upon Conversion of the Notes
     This prospectus supplement supplements information contained in the prospectus dated August 12, 2005 of Cell Genesys, Inc. relating to the offer and sale from time to time by certain selling securityholders of our 3.125% Convertible Senior Notes due 2011, which we refer to as the “notes,” and the common stock issuable upon conversion of their notes. We will not receive any proceeds from the sale of the notes or the common stock issuable upon conversion of the notes by the selling securityholders.
     This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus. This prospectus supplement is qualified by reference to the prospectus, except to the except that the information in this prospectus supplement supersedes the information contained in the prospectus.
The date of this prospectus supplement is May 25, 2006

SELLING SECURITYHOLDERS
     The table below supplements or amends the table of selling securityholders beginning on page 55 of the prospectus dated August 12, 2005. Where the name of a selling securityholder identified in the table below also appears in the table in the prospectus, the information set forth in the table below regarding that selling securityholder supersedes the information in the prospectus. This information was furnished to us by the selling securityholders listed below on or before May 25, 2006. Because the selling securityholders may offer all or some portion of the notes or the common stock issuable upon conversion of the notes pursuant to the prospectus, no estimate can be given to us as to the amount of the notes or the common stock issuable upon conversion of the notes that will be held by the selling securityholders upon termination of any particular offering. In addition, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes since the date on which they provided the information regarding their notes in transaction exempt form the registration requirements of the Securities Act. Information concerning the selling securityholders may change from time to time as a result of transfers of the notes pursuant to the prospectus or pursuant to other exemptions under the Securities Act, and, if necessary, we will amend or supplement the prospectus accordingly.

Principal Amount at
	Maturity of Notes		Number of Shares of	Percentage of
	Beneficially Owned	Percentage of Notes	Common Stock That	Common Stock
Name	That May Be Sold	Outstanding	May Be Sold(1)	Outstanding(2)
QVT Fund LP (47)	$1,204,000	*	132,307	*

*	Less than 1%

(1)	Assumes conversion of all of the holder’s notes at a conversion price of $9.10 per share of common stock. However, this conversion price will be subject to adjustment as described under the section entitled “Description of the Notes-Conversion Rights.” As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2)	Calculated based on Rule 13d-3(d)(1)(i) of the Exchange Act using 45,678,142 shares of common stock outstanding as of April 28, 2006. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder’s notes. However, we did not assume the conversion of any other holder’s notes. Assumes that any other holders of notes, or any future transferees, pledgees, donees or successors of or from any such other holders of notes, do not beneficially own any common stock other than the common stock issuable upon conversion of the notes at the initial conversion price.

(47)	Management of QVT Fund LP is vested in its general partner, QVT Associates GP LLC. QVT Financial LP is the investment manager for QVT Fund LP and shares voting and investment control over the Company securities held by QVT Fund LP. QVT Financial GP LLC is the general partner of QVT Financial LP and as such has complete discretion in the management and control of the business affairs of QVT Financial LP. The managing members of QVT Financial GP LLC are Daniel Gold, Lars Bader, Tracy Fu and Nicholas Brumm. Each of QVT Financial LP, QVT Financial GP LLC, Daniel Gold, Lars Bader, Tracy Fu and Nicholas Brumm disclaims beneficial ownership of the Company’s securities held by QVT Fund LP.